Exhibit 10.2

                                  TERMS SHEET

The Shareholders of Iceberg Drive Inn, Inc. a Utah Corporation, hereinafter referred to as Shareholders, and Iceberg Acquisition Corporation (a wholly owned subsidiary of Precise Life Sciences, Ltd.) and Precise Life Sciences. Ltd agrees to the following terms for the Purchase of all of Iceberg Drive Inn's outstanding shares by Iceberg Acquisition Corporation and Precise Life Sciences. Ltd.

The Shareholders shall tender all of their Common Voting Shares of Iceberg Drive Inn, Inc. to Iceberg Acquisition Corporation for the following consideration:

1.      Additional Cash Due at Audit Completion and Close

One Hundred Thousand Dollars ($100,000) in wired funds with be paid to majority shareholders when audited Financial Statements are delivered to Precise Life Sciences, Ltd or its managers, owners or agents. It is anticipated the transaction will close at that time.

 2.      Final Cash Payment

One Hundred Twenty Five Thousand Dollars ($125,000) in wired funds will be paid to majority shareholders at on April 12, 2003.

 3.      Cash

Cash in the sum of One Million Fifty Thousand US Dollars ($1,050,000.00) will be paid in five equal quarterly payments of Two Hundred Ten Thousand Dollars ($210,000.00). The first payment will be paid on July 12, 2003 and follow every Ninety (90) days thereafter until the balance is paid in full.


4.      Common Voting Stock

Five Hundred Thousand (500,000) shares of Precise Life Sciences, Ltd Voting Common Stock will be tendered to Shareholders at close. It is understood and agreed that Precise Life Sciences, Ltd will be the entity that will own and operate Iceberg Drive Inn, Inc.

 5.      Preferred Stock Ten Dollar Face Value Six Percent Dividend

Three Hundred Thousand (300,000) Shares of $10 dollar face value Precise Life Sciences, Ltd preferred stock will be tendered to Shareholders at close pursuant to tax-free exchange. Each share will yield a dividend of Sixty Cents per year or 6% of the face value. Dividend payments will be made quarterly. Said shares will be convertible into Common Shares of Precise Life Sciences, Ltd at a ratio of One Preferred share to Five Common Voting Shares. Shareholders may convert Preferred Shares to Voting Common Shares at their leisure.

Precise Life Sciences, Ltd may repurchase Preferred Shares from Shareholders with thirty days written notice for the face value of Ten Dollars ($10.00) per share. Shareholders have the option to convert Preferred Shares to Common Shares at the One Preferred Share to Five Common Shares ratio within the thirty-day period.

Iceberg Acquisition Corporation

/s/: J. Brown                             Date: February 17,2003
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By: Jerry Brown
Chairman of the Board

/s/: A. Smith                             Date: February 17, 2003
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By:Alan Smith CEO

Precise Life Sciences, Ltd
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/s/: R. Waters                            Date:  February17, 2003
By:Robert Waters President

Iceberg Drive Inn, Inc.
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/s/: F.K. Christensen                    Date:  February 17, 2003
By: F. Kelly Christensen President / CFO